A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	480,138,920.96	96.024
Withheld	19,882,478.12	3.976
TOTAL	500,021,399.08	100.000
Dennis J. Dirks
Affirmative	480,832,679.07	96.162
Withheld	19,188,720.01	3.838
TOTAL	500,021,399.08	100.000
Edward C. Johnson 3d
Affirmative	479,672,501.64	95.930
Withheld	20,348,897.44	4.070
TOTAL	500,021,399.08	100.000
Alan J. Lacy
Affirmative	480,855,085.66	96.167
Withheld	19,166,313.42	3.833
TOTAL	500,021,399.08	100.000
Ned C. Lautenbach
Affirmative	480,466,203.36	96.089
Withheld	19,555,195.72	3.911
TOTAL	500,021,399.08	100.000
Joseph Mauriello
Affirmative	480,901,405.05	96.176
Withheld	19,119,994.03	3.824
TOTAL	500,021,399.08	100.000
Cornelia M. Small
Affirmative	480,874,313.41	96.171
Withheld	19,147,085.67	3.829
TOTAL	500,021,399.08	100.000
William S. Stavropoulos
Affirmative	479,991,012.37	95.994
Withheld	20,030,386.71	4.006
TOTAL	500,021,399.08	100.000
David M. Thomas
Affirmative	480,965,859.46	96.189
Withheld	19,055,539.62	3.811
TOTAL	500,021,399.08	100.000
Michael E. Wiley
Affirmative	480,787,761.45	96.153
Withheld	19,233,637.63	3.847
TOTAL	500,021,399.08	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	414,160,662.88	82.829
Against	56,091,624.37	11.217
Abstain	29,769,111.83	5.954
TOTAL	500,021,399.08	100.000

A Denotes trust-wide proposal and voting results.